Exhibit 4.1.7













                                WAIVER AGREEMENT

                            Dated as of June 9, 2006

                                      among

                   CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

                               CCFC FINANCE CORP.

                           THE GUARANTORS NAMED HEREIN

                                       and

                              WILMINGTON TRUST FSB,

                                   as Trustee

                            Relating to the Indenture
                           Dated as of August 14, 2003
                                       and

        Amended as of September 18, 2003, January 14, 2004, March 5, 2004
                               and March 15, 2006






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             WAIVER  AGREEMENT  UNDER  INDENTURE,  dated as of June 9, 2006 (the
"Waiver Agreement"), among Calpine Construction Finance Company, L.P., a Delaware limited partnership (the "Company"), CCFC Finance Corp., a Delaware corporation ("Finance Corp."), the Guarantors and Wilmington Trust FSB, as trustee (the "Trustee").

             WHEREAS, the Company, Finance Corp., the Guarantors and the Trustee have executed that certain Indenture, dated as of August 14, 2003, as supplemented by that certain Supplemental Indenture, dated as of September 18, 2003, as further supplemented by that certain Second Supplemental Indenture, dated as of January 14, 2004, as further supplemented by that certain Third Supplemental Indenture, dated as of March 5, 2004, and as further supplemented by that certain Fourth Supplemental Indenture, dated as of March 15, 2006 (as supplemented, the "Indenture"), in connection with the co-issuance by the Company and Finance Corp. of certain Second Priority Senior Secured Floating Rate Notes due 2011 (the "Notes");

             WHEREAS, on December 20, 2005, Calpine Corporation ("Calpine") and certain of its controlled subsidiaries, including, among others, Calpine Operating Services Company, Inc. and Calpine Energy Services, L.P. ("CES"), filed a voluntary proceeding for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the "Proceeding");

             WHEREAS, CES, the Company and certain of the Company's subsidiaries are parties to the Index Based Gas Sale and Power Purchase Agreement dated as of August 14, 2003, as amended (the "PPA"), pursuant to which the Company purchases natural gas from CES for its power generating facilities, and CES purchases power generated by the facilities from the Company;

             WHEREAS, on November 1, 2005, as permitted under the Indenture, the Company used net proceeds of approximately $212.0 million from the sale of one of its facilities to make a prepayment to CES for gas under the PPA (the "Gas Prepay Transaction");

             WHEREAS, ordinarily under the PPA, the cost of gas consumed by the Company's facilities is offset against the cost of power generated by the facilities, with CES paying the Company only the net amount due, such payments generally being made on the 25th of each month for services provided during the prior month; however, due to the Gas Prepay Transaction, CES was obligated for a period of time to pay the full cost for the power under the PPA, without offset, which resulted in larger than usual payments owing to the Company under the PPA;

             WHEREAS, CES failed to timely make a number of payments owing to the Company under the PPA, including in respect of gas deliveries during February 2006, approximately $18.5 million due on March 27, 2006 (the "March PPA Payment" );

             WHEREAS, the failure by CES to timely make the March PPA Payment constitutes an Event of Default under the Indenture (the "March PPA Payment Default");

             WHEREAS, the Company has failed to timely provide to the Holders a financial report for the periods ended December 31, 2005 and March 31, 2006 (the "Financial Reports") as required to be provided to them pursuant to Section 4.03(1) of the Indenture;

             WHEREAS, the failure by the Company to timely provide the Financial Reports constitutes a Default (the "Reporting Default," and together with the March PPA Payment Default, the "Specified Defaults");

             WHEREAS, pursuant to a consent solicitation, commenced as of June 6, 2006 and completed as of June 9, 2006 (the "Consent Solicitation"), the Company and Finance Corp. have requested that the Holders consent to a waiver of the Specified Defaults (the "Waiver");

             WHEREAS, pursuant to Sections 6.04 and 9.02 of the Indenture, the Holders of at least a majority in aggregate principal amount of the Notes have consented to the Waiver; and

             WHEREAS, the Company and Finance Corp. have directed the Trustee to execute and deliver this Waiver Agreement in accordance with the terms of the Indenture.

             NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company, Finance Corp., the Guarantors and the Trustee agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

             Section 1.1 Definition of Terms.

             Unless the context otherwise requires, capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture.


                                   ARTICLE II
                          WAIVER OF SPECIFIED DEFAULTS

             Section 2.1 Waiver.

             (a) Upon the  satisfaction  of the  conditions set forth in Section
2.2 of this Waiver Agreement, the Holders, pursuant to Section 6.04 of the Indenture, hereby waive application of Sections 6.01(4) and 6.01(11) of the Indenture solely to the extent applicable to any Specified Default, such Waiver being effective on the first date that all of the conditions set forth in
Section 2.2 of this Waiver Agreement shall have been satisfied (the "Waiver Effective Date").

             (b) Except for the Waiver  expressly  set forth above in subsection
(a), the Holders reserve each and every right and remedy they may have under the Indenture and under applicable law with respect to any Default or Event of Default.

             Section 2.2 Conditions. The effectiveness of Section 2.1(a) of this Waiver Agreement is subject to the satisfaction of the following conditions precedent:

             (a) Holders of at least a majority in aggregate principal amount of the Notes shall have consented to this Waiver, and the Company, Finance Corp., and the Guarantors named as signatories hereto and the Trustee shall have executed and delivered their respective counterparts of this Waiver Agreement;

             (b) the Company shall have paid to the Trustee, in cash or other immediately available funds, reimbursement of all outstanding fees and expenses of the Trustee owing under Section 7.07 of the Indenture as well as all other fees owing to the Trustee arising under this Waiver Agreement, the Indenture or any other agreement; and

             (c) a waiver agreement (in form and substance reasonably acceptable to the Trustee) with the Lenders under (and as defined in) the Term Loan Agreement shall have been negotiated and shall become effective concurrently with this Waiver Agreement, provided that, any conditions to effectiveness or consideration made available to such Lenders for such agreement shall be made available to the Holders as conditions to effectiveness of, or as consideration for, this Waiver Agreement; and

             (d) the conditions specified in the Indenture which are applicable to this Waiver Agreement shall have been satisfied.

             Section 2.3 Representations and Warranties. The Company, Finance Corp. and each Guarantor hereby represents and warrants to the Trustee that (a) this Waiver Agreement has been duly authorized, executed and delivered by the Company , Finance Corp. or Guarantor, as applicable, and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors' rights and to general equity principles; (b) the execution and delivery of this Waiver Agreement (i) does not require any consent, approval, authorization or order of, or filing with, any governmental agency or body or any court, except such as have been obtained or made and are in full force and effect as of the date hereof and (ii) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Company or Guarantor, as applicable, or any order of any governmental agency or body, or breach or conflict with any material agreement to which the Company, Finance Corp. or Guarantor, as applicable, is a party or by which the Company, Finance Corp. or Guarantor, as applicable, is bound; and (c) except for the Specified Defaults, no Default or Event of Default under the Indenture exists and is continuing.

             Section 2.4 PPA. Notwithstanding the occurrence of the Waiver Effective Date, this Waiver shall cease to be effective if (i) the Company, Finance Corp. and the Holders shall not have reached agreement regarding the assumption, whether on amended terms or otherwise, of the PPA in the Proceeding on or before August 4, 2006 or (ii) the Company shall not have delivered to the financial advisor to the Holders and the Lenders, subject to execution of an appropriate and mutually agreed upon confidentiality agreement, on or prior to June 19, 2006, the analysis of cash flows for the Company's facilities under the PPA prepared by PA Consulting Group, Inc.

             Section 2.5 Financial Advisor and Legal Expenses. The Company hereby agrees to pay all reasonable fees of one financial advisor, who shall act as financial advisor to both the Holders and the Lenders, for purposes of analyzing issues relating to the PPA, including the analysis done by PPA Consulting Group, Inc., and the impact of the PPA on the Company's business, which fees shall not exceed $100,000 per month, for a period not to exceed two
(2) months. The Company hereby agrees to pay all reasonable fees, charges and disbursements of Kramer Levin Naftalis & Frankel LLP, as counsel to the Holders, in accordance with the terms of the retention letter executed in March of 2006.


                                  ARTICLE III
                                  MISCELLANEOUS

             Section 3.1 Interpretation.

             This Waiver Agreement shall become effective on the Waiver Effective Date and shall bind every Holder. After the Waiver Effective Date, the Indenture shall be modified and amended in accordance with this Waiver Agreement, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Waiver Agreement will control. The Indenture, as modified by this Waiver Agreement, is hereby ratified and confirmed in all respects and shall bind every Holder. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Waiver Agreement, the provisions of the Indenture, as modified and amended by this Waiver Agreement, shall control.

             Section 3.2 The Trustee.

             The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Waiver Agreement or for or in respect of the recitals contained herein, all of which are made solely by the Company and Finance Corp. Section 3.3 Certain Duties and Responsibilities of the Trustee.

             (a) In entering into this Waiver Agreement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

             Section 3.4 Continuing Effect of the Indenture. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Holders, the Trustee, the Company, Finance Corp. or the Guarantors under the Indenture and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company, Finance Corp. or the Guarantors to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Indenture in similar or different circumstances. This Agreement shall apply and be effective only with respect to the provisions of the Indenture specifically referred to herein. After the Waiver Effective Date, any reference to the Indenture shall mean the Indenture as amended and modified hereby.

             Section 3.5 Counterparts.

             This Waiver Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The delivery of an executed signature of this Waiver Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

             Section 3.6 Applicable Law.

             This Waiver Agreement and the right and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. Section

             3.7 Proof of Claim.


             The Company shall include in its proof of claim against CES in the Proceeding, the amount of the unpaid March PPA Payment.

             Section 3.8 Preservation of Prior Representations.

             Notwithstanding anything herein to the contrary, all agreements, admissions, affirmations, representations, ratifications and releases by the Company, Finance Corp. and each Guarantor made in the Waiver Agreement dated March 15, 2006, including, but not limited to, those in Sections 2.5 and 3.4 thereof, are expressly confirmed and preserved.

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             IN WITNESS  WHEREOF,  the  parties  hereto  have caused this Waiver
Agreement to be duly executed as of the day and year first above written.


                                 CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

                                 By:     /s/ Charles B. Clark, Jr.
                                    -------------------------------------------
                                    Name:  Charles B. Clark
                                    Title: Chief Financial Officer

                                 CCFC FINANCE CORP.

                                 By:     /s/ Charles B. Clark, Jr.
                                    -------------------------------------------
                                    Name:  Charles B. Clark
                                    Title: Chief Financial Officer

                                 CALPINE HERMISTON, LLC, as a Guarantor

                                 By:     /s/ Charles B. Clark, Jr.
                                    -------------------------------------------
                                    Name:  Charles B. Clark
                                    Title: Chief Financial Officer

                                 CPN HERMISTON, LLC, as a Guarantor

                                 By:    /s/ Charles B. Clark, Jr.
                                    -------------------------------------------
                                    Name:  Charles B. Clark
                                    Title: Chief Financial Officer

                                 HERMISTON POWER PARTNERSHIP, as a Guarantor

                                 By: Calpine Hermiston, LLC, its General Partner

                                 By:    /s/ Charles B. Clark, Jr.
                                    -------------------------------------------
                                    Name:  Charles B. Clark
                                    Title: Chief Financial Officer

                                 WILMINGTON TRUST FSB, as Trustee

                                 By:    /s/ W. Chris Sponenberg
                                    -------------------------------------------
                                    Name:  W. Chris Sponenberg
                                    Title:  Authorized Signer